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                                                                   EXHIBIT 12.01

                               OGE Energy Corp.
                               S E C Method of
                      Ratio of Earnings to Fixed Charges

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
                                                     Year Ended     Year Ended     Year Ended     Year Ended     Year Ended
                                                    Dec 31, 1998   Dec 31, 1999   Dec 31, 2000   Dec 31, 2001   Dec 31, 2002
                                                    ------------------------------------------------------------------------
Earnings:
     Income from continuing operations              $161,332,537   $139,962,231   $133,854,031   $ 93,879,245   $ 80,920,627

Add Income Taxes                                     109,196,753     86,203,529     72,047,027     52,885,079     44,578,932

Add Fixed Charges                                     77,179,846    105,347,270    139,931,555    132,199,580    115,552,863

          Subtotal                                   347,709,136    331,513,030    345,832,613    278,963,904    241,052,422

Subtract:
     Allowance for funds used during construction      1,070,524        719,576      2,229,277        707,822        905,189
     Minority interest - NOARK                         3,097,220      1,640,086      1,243,067        953,181        134,579
     Preferred dividend requirements                   1,196,042              -              -              -              -

          Total Earnings                             342,345,350    329,153,368    342,360,269    277,302,901    240,012,654

Fixed Charges:
     Long-term debt interest expense                  60,856,017     64,084,862    118,720,004    115,481,869    103,492,446
     Other interest expense                           10,862,044     36,891,106     16,173,031     12,462,336      8,250,174
     Preferred dividend requirements                   1,196,042              -              -              -              -
     Calculated interest on leased property            4,265,743      4,371,302      5,038,520      4,255,375      3,810,243

          Total Fixed Charges                       $ 77,179,846   $105,347,270   $139,931,555   $132,199,580   $115,552,863

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Ratio of Earnings to Fixed Charges                          4.44           3.12           2.45           2.10           2.08
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